                                EXHIBIT 10.67

                                                                EXHIBIT 10.67



                       PAXSON COMMUNICATIONS CORPORATION


February 24, 1996


Mr. Russ Oasis
New Age Broadcasting, Inc.
3191 Coral Way
Miami, FL  33145

Dear Mr. Oasis:

Paxson Communications Corporation ("Paxson"), or its assignee, whose performance will be guaranteed by Paxson ("Buyer"), hereby proposes to purchase all of the assets, including real property, tangible and intangible personal or mixed properties (the "Assets"), used or useful in the operation of Radio Stations WXDJ-FM, Homestead, FL and WRMA-FM, Ft. Lauderdale, FL (the "Stations") licensed to New Age Broadcasting, Inc. and The Seventies Broadcasting Corporation respectively (collectively the "Seller"), free and clear from all debts, liens, encumbrances or other liabilities, subject to the following terms and conditions:

1. At the closing (the "Closing") to be held on a date set by Buyer within ten (10) business days after the consent of the Federal Communications Commission ("FCC") to the transfer of the broadcast licenses for the Stations (and any auxiliary licenses) has become a final order no longer subject to judicial or administrative review (subject to waiver of such final order requirement in the sole discretion of Buyer), Seller will sell the Assets to Buyer in accordance with the provisions of a definitive Asset Purchase Agreement as described in Paragraph 2 below (the "Purchase Agreement").

2. The Purchase Agreement shall, among other terms customary in transactions of this nature, include the following terms:

         (a) The Purchase Price for the Assets shall be, at Seller's option which is to be made prior to the execution of the Purchase Agreement, either:

                 - ONE HUNDRED FIFTEEN MILLION DOLLARS ($115,000,000) payable as follows at Closing: cash of NINETY-TWO MILLION DOLLARS ($92,000,000) plus One Million Two Hundred Seventy-Seven Thousand Seven Hundred Seventy Eight (1,277,778) shares of Class A Common Stock of Paxson (the "Paxson Stock") having a per share value of Eighteen Dollars ($18.00) representing the remaining TWENTY-THREE MILLION DOLLARS ($23,000,000) of the Purchase Price. At Seller's election, to be made thirty (30) days prior to Closing on the

Mr. Russ Oasis
February 24, 1996
Page 2
--------------------------------------------------------------------------------

                          Purchase Agreement, the cash portion of the Purchase Price at Closing may be in the form of a Letter of Credit with interest accruing on the cash security deposit in Seller's favor. The Paxson Stock shall have a per share value of Eighteen Dollars ($18.00). Should the per share value of the Paxson Stock be below $18.00 at Closing, Paxson will fund the difference with additional shares of Paxson Class A Common Stock. The Paxson Stock will be unregistered stock and Paxson agrees to register the Paxson Stock on the same terms and conditions as its Preferred stockholder, Sandler Media, Inc.; or

                 - ONE HUNDRED SEVEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($107,500,000) payable in cash at Closing. At Seller's election, to be made thirty (30) days prior to the Closing on the Purchase Agreement, this sum may be in the form of a Letter of Credit with interest accruing on the cash security deposit in Seller's favor.

         (b) The Assets shall not include Sellers' cash or cash equivalents, insurance policies, prepayments and deposits, accounts receivable, books and records pertaining to corporate organization, employee pension and other benefit plans or collective bargaining agreements.

         (c) Buyer will review and agree to consider assuming certain existing contracts of Seller relating to the Stations and the assumed contracts shall be set forth in the Purchase Agreement. Buyer wishes to enter into an employment agreement with Russ Oasis on mutually acceptable terms and conditions to be negotiated in connection with the Purchase Agreement.

         (d) The Purchase Price shall be subject to normal closing prorations.

         (e) The obligations of the parties to consummate the proposed transaction shall be subject to receipt of any required consents or authorizations and other conditions usual and customary in transactions of this nature.

         (f) Representations, warranties and covenants shall be set forth relating to the Assets that are usual and customary in transactions of this nature and which shall survive the Closing for twelve (12) months; provided, however, that there is no time limitation on indemnification for third party claims.

Mr. Russ Oasis
February 24, 1996
Page 3
--------------------------------------------------------------------------------


         (g) Non-competition agreement shall be provided for, containing terms and conditions mutually agreed upon by the parties, including a restrictive covenant prohibiting Seller and Alan Potamkin from competing against Buyer in the business of Spanish radio broadcasting in any area served by the Stations for a term of two (2) years, and 2% of the cash consideration shall be attributable to the non-competition agreement. Mr. Russ Oasis will become an employee of Buyer at the Stations.

         (h) Buyer or Seller may terminate the Purchase Agreement without penalty or liability (except in the event of a default of a party) if for any reason the Closing thereunder has not taken place by March 1, 1997.

         (i) Buyer shall not be obligated to consummate the Purchase Agreement if there is a material adverse change in the Stations' tangible properties during the period from the date of the Purchase Agreement until Closing.

         (j) Seller shall pay all federal, state and local sales or transfer taxes arising from the conveyance of the Assets to Buyer. Buyer and Seller shall split all filing fees for the FCC and the Federal Trade Commission.

3. Buyer shall deposit with First Union National Bank, a sum equal to five percent (5%) of the Purchase Price in cash along upon execution of the Purchase Agreement, (the "Deposit") pursuant to an Escrow Deposit Agreement, among the parties. The Deposit will increase to ten percent (10%) of the Purchase Price if Closing has not occurred prior to August 1, 1996. In the event that the Buyer wrongfully fails to close and Seller has fully complied with the terms of the Purchase Agreement, then only in that event Buyer shall forfeit the Deposit to Seller as liquidated damages and as the exclusive remedy of Seller against Buyer.

4. The parties shall in good faith endeavor to prepare and negotiate a Purchase Agreement acceptable to each party in its discretion, to be executed by Seller and Buyer no later than March 22, 1996. If the Purchase Agreement is not executed by March 22, 1996, then the terms of this letter shall expire without any liability to either Seller or Buyer.

5. From the date of its execution of this letter until the sooner of (i) the execution of a Purchase Agreement or (ii) the termination of the obligations of the parties hereunder, Seller shall not seek to transfer, convey or otherwise dispose of, with or without consideration, any assets used or useful in or relating to the Stations other than in the ordinary course of business.

Mr. Russ Oasis
February 24, 1996
Page 4
--------------------------------------------------------------------------------



6. Each Party shall be afforded, from and after the date hereof, reasonable opportunity to inspect the books and records of the other. Until such a time as a Purchase Agreement may be executed which shall supersede this letter, this proposal is contingent upon and subject to proper confirmation and verification by each party of the financial and other information made available to such party by the other, review of further financial or other information relating to the purchase of the Assets and operation of the Stations and Buyer as may be requested by each party, and inspection of the assets and technical facilities of the Stations, all to the satisfaction of each party in its sole discretion. Finally, on or before March 7, 1996, Seller shall use its best efforts to supply to Buyer the information called for on Attachment I hereto relating to the Stations.

7. Buyer and Seller each agree that it will use its best efforts to keep confidential (except for disclosure requirements of federal or state securities laws and securities markets along with such disclosure to attorneys, bankers, underwriters investors, etc. as may be appropriate in the furtherance of this transaction) all information of a confidential nature obtained by it from the other (including the terms of this proposal and the identity of Buyer) in connection with the transactions contemplated by this letter, and in the event that such transactions are not consummated, will return to the other all documents and other materials and/or copies obtained from the other in connection therewith. If the transaction which is the subject of this Letter of Intent is not consummated for whatever reason, Buyer agrees not to hire any current employees of Seller for the period of one year from the date of termination.

8. Buyer and Seller shall jointly prepare and determine the timing of, any press release, or other announcement to the public or the news media relating to the execution of this letter. No party hereto will issue any press release or make any other public announcement relating to the transactions contemplated by this letter without the prior consent of each other party hereto, except that any party may make any disclosure required to be made by it under applicable law (including federal or state securities laws and the regulations of securities markets) if it determines in good faith that it is appropriate to do so and gives prior notice to each other party hereto.

9. Seller agrees that until March 22, 1996, or earlier if the parties mutually determine that they are unable to enter into the Purchase Agreement, it shall not offer or seek to offer, or entertain or discuss any offer, to sell the Stations, nor shall it permit its owners to offer, to seek to offer, or entertain or discuss any offer to sell, any interest in the Stations to third parties.

Mr. Russ Oasis
February 24, 1996
Page 5
--------------------------------------------------------------------------------



10. Except for paragraphs 4, 5, 6, 7, 8, and Paragraph 9 which shall be legally binding in accordance with their respective terms, neither this letter nor the acceptance hereof is intended to, and nor shall it create a binding legal obligation, and the understanding set forth herein is subject to the execution of the Purchase Agreement.

11. Buyer may assign its rights and obligations under this letter to a third party so long as Paxson guarantees such party's obligations under the Purchase Agreement.

12. This proposal shall expire at 5:00 P.M., Eastern Standard Time on February 26, 1996, unless earlier accepted by Seller. Acceptance by Seller shall be evidenced by the signatures of authorized personnel of Seller on this Letter of Intent provided to Buyer prior to 5:00 P.M., February 26, 1996.

This letter may be signed in counterparts, all of which taken together shall constitute one instrument, and any of the parties hereto may execute this letter by signing any such counterpart. This letter shall become effective upon execution by all parties hereto.

Please indicate your acceptance of the terms and conditions of this proposal by signing in the space provided below.


Paxson Communications Corporation                New Age Broadcasting, Inc.



By:  /s/ Lowell W. Paxson                        By: /s/ Russell Oasis
   --------------------------------------------     --------------------------

Its:   Chairman                                  Its: President
    -------------------------------------------      -------------------------


The Seventies Broadcasting Corporation


By: /s/ Russell Oasis
   --------------------------------------------

Its: President
    -------------------------------------------